Exhibit 99.1
International Headquarters
2150 St. Elzéar Blvd. West
Laval, Quebec H7L 4A8
Phone: 514.744.6792
Fax: 514.744.6272

Investor Contact:
Elif McDonald
elif.mcdonald@valeant.com
514-856-3855
877-281-6642 (toll free)

Media Contact:
Lainie Keller
lainie.keller@valeant.com
908-627-0917

Valeant Announces Sale of iNova Pharmaceuticals for $930 Million
LAVAL, Quebec, June 8, 2017 – Valeant Pharmaceuticals International, Inc. (NYSE: VRX and TSX: VRX) ("Valeant") today announced it has entered into an agreement to sell its iNova Pharmaceuticals (“iNova”) business to a company jointly owned by funds advised and managed by Pacific Equity Partners and The Carlyle Group for $930 million in cash.
“The sale of iNova is part of the company’s ongoing efforts to both simplify our operating model and strengthen our balance sheet,” said Joseph C. Papa, chairman and chief executive officer, Valeant. “We will continue to evaluate opportunities that will enable us to deliver on our commitments and unlock value for shareholders.”
iNova, which markets a diversified portfolio of prescription and over-the-counter products in several areas, such as weight management, pain management, cardiology and cough and cold, operates in more than 15 countries around the world. iNova holds leading market positions in Australia and South Africa and also has an established platform in Asia. Valeant will maintain a strong footprint in these countries primarily through its Bausch + Lomb franchise.
Valeant will use proceeds from the sale to permanently repay term loan debt under its Senior Secured Credit Facility. The transaction is expected to close in the second half of 2017, subject to customary closing conditions, including receipt of applicable regulatory approvals.
In this transaction, Goldman, Sachs & Co. served as financial advisor to Valeant, and Baker McKenzie acted as legal advisor to Valeant.

About Valeant
Valeant Pharmaceuticals International, Inc. (NYSE/TSX:VRX) is a multinational specialty pharmaceutical company that develops, manufactures and markets a broad range of pharmaceutical products primarily in the areas of dermatology, gastrointestinal disorders, eye health, neurology and branded generics. More information about Valeant can be found at www.valeant.com.

Forward-looking Statements
This press release may contain forward-looking statements which may generally be identified by the use of the words "anticipates," "expects," "intends," "plans," "should," "could," "would," "may," "will," "believes," "estimates," "potential," "target," or "continue" and variations or similar expressions. These statements are based upon the current expectations and beliefs of management and are subject to certain risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. These risks and uncertainties include, but are not limited to, risks and uncertainties discussed in the Company's most recent annual or quarterly report and detailed from time to time in Valeant's other filings with the Securities and Exchange Commission and the Canadian Securities Administrators, which factors are incorporated herein by reference. Readers are cautioned not to place undue reliance on any of these forward-looking statements.  These forward-looking statements speak only as of the date hereof. Valeant undertakes no obligation to update any of these forward-looking statements to reflect events or circumstances after the date of this press release or to reflect actual outcomes, unless required by law.
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